Exhibit 99.1

SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: 604.276.9884
F: 604.276.2350
www.smartire.com
OTCBB: SMTR

NEWS RELEASE - January 5, 2004
Email: investor_relations@smartire.com
Contact: Judy Leclercq
1.800.982.2001

SmarTire Announces New Round of Financing

RICHMOND, BRITISH COLUMBIA, CANADA: January 5, 2004 - SmarTire Systems Inc. (OTCBB: SMTR) today announced that it has realized net proceeds of $2.725 million from a private placement of discounted unsecured convertible debentures and warrants to an investment group consisting primarily of current institutional shareholders. Complete terms of the financing will be released in the Company's 8-K filing.

Robert Rudman, President and Chief Executive Officer of SmarTire stated, "This is the fourth significant financing that has been arranged by our investment bankers and increases the total 2003 financings to approximately $10 million. The net proceeds of this most recent financing will enable the Company to build inventory levels and to execute on certain strategic business development initiatives. Our investment bankers were also instrumental in arranging our $15 million equity line of credit, which we previously announced on July 28, 2003. We are very pleased with the ongoing commitment and support that our financial partner has demonstrated during this past year."

SmarTire Systems Inc. develops and markets proprietary tire monitoring systems for the transportation industry worldwide. Incorporated in 1987, SmarTire is a public company with offices in North America and Europe. Additional information can be found at www.smartire.com.

/s/ Jeff Finkelstein

Jeff Finkelstein
Chief Financial Officer